Shurgard Storage Centers, Inc.
       Exhibit 11.1 - Statement Re:  Computation of Earnings per Share


                                                     Year Ended
Primary Earnings per Share                         Dec. 31, 1994
---------------------------------------            -------------
  Net income                                         $ 17,821,000
                                                     -----------

  Weighted average common and common
     equivalent shares outstanding:

     Weighted average common
       shares outstanding                              16,983,887

     Net effect of dilutive stock options -
       based on treasury stock method
       using average market price <F1>
                                                     -----------

     Total                                             16,983,887
                                                     ===========

  Primary earnings per common and common
     equivalent share                                       $1.05
                                                     ===========

<F1> No adjustment has been made as the option price exceeded the market price of the Company's stock for substantially all of the fourth quarter of 1994.


Fully-diluted Net Income Per Common and Common
Equivalent Share

     The Company has no further dilutive securities.